Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:    January 28, 2020
Contact:    Paul W. Nester
Vice President and CFO
Telephone:    540-777-3837

RGC RESOURCES’ SUBSIDIARY ROANOKE GAS
RECEIVES RATE CASE FINAL ORDER

ROANOKE, Va. (January 28, 2020)--RGC Resources, Inc. (NASDAQ: RGCO) announced that the State Corporation Commission (SCC) issued its Final Order in the Company’s general rate case on January 24, 2020. The Commission approved a gross rate increase of $7.25 million and a 9.44% return on equity.
The Final Order affirmed the Company’s need for connections to the Mountain Valley Pipeline (MVP) and its plans to acquire firm capacity from the MVP. In the Final Order, the SCC found “…the Company's decision to construct the Summit View and Lafayette Gate Stations and the Lafayette Loopline was reasonable and prudent in order to provide additional capacity to meet Roanoke's public service obligations.”
“We are pleased with the Commission’s ruling that our decision to construct facilities to interconnect to the MVP was prudent. The MVP will bring much needed capacity and gas supply to Southwest Virginia,” stated Paul Nester, Roanoke Gas Company President. “The Commission’s

findings are a clear rejection of the claims made by the MVP opponents, particularly the Sierra Club of Virginia.”
Nester commented further, “These investments will allow the Company to continue providing reliable service and improving safety by investing in system modernization and technology. Moreover, these facilities will allow the Company to support current and future economic development activities in metropolitan Roanoke and Franklin County.”
For the average residential customer, the Final Order reduces their monthly bill approximately 8% or $3.25 from the rates implemented January 1, 2019. The Company expects to issue a one-time refund to customers in the February to March timeframe.
RGC Resources, Inc. provides energy and related products and services to approximately 62,000 customers in Virginia through its operating subsidiaries including Roanoke Gas Company and RGC Midstream, LLC.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

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